UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2008

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10145	95-4160558
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement

On December 19, 2008, LyondellBasell Industries AF S.C.A. (“Parent”), of which Lyondell Chemical Company (the “Company”) is an indirect wholly owned subsidiary, and LyondellBasell Finance Company (a wholly-owned subsidiary of Parent) entered into an agreement (the “Fee Letter Modification Agreement”) with the lenders (the “Lenders”) under the Bridge Loan Agreement originally dated as of December 20, 2007, as amended and restated as of April 30, 2008 and October 17, 2008, between, among others, LyondellBasell Finance Company, as borrower, Parent as a guarantor, certain subsidiaries of Parent, including the Company and certain of its subsidiaries, as subsidiary guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., ABN AMRO Incorporated and UBS Securities LLC, as Joint Lead Arrangers and Bookrunners (as amended and restated, the “Bridge Loan Agreement”). Pursuant to the Fee Letter Modification Agreement, the Lenders agreed to postpone the payment date for $160 million of fees payable under an agreement related to the Bridge Loan Agreement (upon conversion of initial loans to extended loans under the Bridge Loan Agreement) due on December 19, 2008 until December 29, 2008. The Company has initiated discussions and is working collaboratively with the Lenders relating to the extension of payment dates and the restructuring of its debt obligations.

Item 8.01	Other Events

In connection with the discussions disclosed under Item 1.01, the Company has retained Evercore Partners as financial advisor and Alix Partners as advisor to assist in the restructuring process.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

By:	/s/ Alan S. Bigman
Name:	Alan S. Bigman
Title:	Chief Financial Officer
Date:	December 29, 2008